Exhibit 10.2

CORPORATE SERVICES AGREEMENT

BETWEEN

TAUBMAN CENTERS, INC.

AND

THE TAUBMAN COMPANY LIMITED PARTNERSHIP

TABLE OF CONTENTS
Page
ARTICLE I - DEFINITIONS                                    2
ARTICLE II - ENGAGEMENT, AUTHORITY AND OBLIGATIONS OF MANAGER
Section 2.1. Engagement of Manager                             6
Section 2.2. General Duties                                     6
Section 2.3. Bank Accounts                                      9
Section 2.4. Advice                                          9
Section 2.5. Investment Undertaking                                10    Section 2.6. Records; Confidentiality                             10
Section 2.7. Board to Keep Manager Informed                          10
Section 2.8. Annual Budget; Expenditures                              11
Section 2.9. Acquisition of Retail Shopping Centers                          11
Section 2.10. Grant and Delegation of Authority                          12
ARTICLE III - SPECIAL PROVISIONS REGARDING MANAGER'S SERVICES
Section 3.1. Engagement of Third Parties                            12
Section 3.2. Restrictions on Certain Activities                        13
Section 3.3. Other Services                                    16
Section 3.4 Company's Funds                                    16
ARTICLE IV - INSURANCE AND INDEMNIFICATION
Section 4.1. Insurance                                        16
Section 4.2. Manager's Responsibility                            17
Section 4.3. Indemnification                                    18
ARTICLE V - COMPENSATION
Section 5.1. Compensation                                    19
Section 5.2. Reimbursements                                    19
Section 5.3. Payment of Compensation                            21
ARTICLE VI - TERM, TERMINATION, AND DEFAULT
Section 6.1. Term                                        22
Section 6.2. Default by Manager                                22
Section 6.3. Bankruptcy of Manager                                22
Section 6.4. Default of Company                                23
Section 6.5. Effect of Termination                                23

ARTICLE VII - MISCELLANEOUS
Section 7.1 Notice                                        24
Section 7.2 Severability                                     26
Section 7.3 Reimbursement of Legal Fees                            26
Section 7.4 Waivers                                        26
Section 7.5 Governing Law                                    27
Section 7.6 Modifications                                    27
Section 7.7 Termination of Prior Agreements                            27
Section 7.8 Assignment                                    27
Section 7.9 Sucessors                                        28
Section 7.10 No Joint Venture                                28
Section 7.11 Approval of Company                                28
Section 7.12 Further Assurances                                29

CORPORATE SERVICES AGREEMENT
This Corporate Services Agreement (this “Agreement”), made and entered into as of the 30th day of November, 1992, by and between TAUBMAN CENTERS, INC., a Michigan corporation, having an address at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Company”), and THE TAUBMAN COMPANY LIMITED PARTNERSHIP, a Delaware Limited Partnership, having an address at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Manager”), is based upon the following:
A.    Company is a public corporation, whose shares are traded on the New York Stock Exchange. Moreover, Company intends to qualify and maintain its qualification as a real estate investment trust (a “REIT”) pursuant to the Code. By virtue of its status as a corporation whose shares are publicly traded and its status as a REIT, Company desires to engage Manager to provide various administrative, management, accounting, Shareholder relations and other services to Company, and act on behalf of Company in respect thereof.
B.    Company is the managing general partner of The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“TRG”).
(1)    TRG is engaged in the ownership, operation, acquisition, development, redevelopment, expansion, financing and refinancing of regional retail shopping centers (and various interests therein). Although Company is empowered to and may hereafter acquire other assets, its managing general partnership interest in TRG is presently the principal asset of Company.
(2)    As the managing general partner of TRG, Company is responsible for the management of TRG, and for taking actions and making decisions required of the managing general partner pursuant to the Partnership Agreement of TRG (subject, however, to certain restrictions and requirements set forth in the Partnership Agreement of TRG). Pursuant to the Partnership Agreement of TRG, Company has the right to engage another Person to assist with, implement and effect the actions to be taken by Company, as the managing general partner of TRG, and to do or perform those matters to be done or performed by Company as managing general partner of TRG.

(3)    Company desires to engage Manager, on an exclusive basis, to provide services and to act on behalf of Company in respect of the powers, rights and obligations of Company as managing general partner of TRG.
C.    Manager desires to render the above-described services to and act on behalf of Company, all upon the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the mutual covenants and agreements contained herein, Company and Manager hereby agree as follows:
ARTICLE I
DEFINITIONS
Unless the context in which a term is used clearly indicates otherwise, the following terms shall have the following respective meanings when used in this Agreement, and the singular shall include the plural and vice versa unless the context requires otherwise:

“Affiliate” and “Affiliates” means, (i) with respect to any individual, any member of such individual's Immediate Family, a Family Trust with respect to such individual, and any Person (other than an individual) in which such individual and/or his Affiliate(s) owns, directly or indirectly, more than fifty percent (50%) of any class of Equity Security or of the aggregate Beneficial Interest of all beneficial owners, or in which such individual or his Affiliate is the sole general partner, or is the sole managing general partner, or which is Controlled by such individual and/or his Affiliates; and (ii) with respect to any Person (other than an individual), any Person (other than an individual) which Controls, is Controlled By, or is Under Common Control With, such Person, and any individual who is the sole general partner or the sole managing general partner in, or who Controls, such Person.

“Agreement” is defined in the Preamble to this Agreement.

“Annual Budget” is defined in Section 2.8 hereof.

“Articles” shall mean the Company's Restated Articles of Incorporation filed with the Michigan Department of Commerce, as the same may be amended from time to time.

“Bank Accounts” is defined in Section 2.3 hereof.

“Beneficial Interest” means an interest, whether as partner, joint venturer, cestui que trust, or otherwise, a contract right, or a legal or equitable position under or by which the possessor participates in the economic or other results of the Person (other than an individual) to which such interest, contract right, or position relates.

“Best Efforts” is defined to require that the obligated party make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any material expenditure of funds or the incurrence of any material liability on the part of the obligated party, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

“Board” means Company's Board of Directors.

“Business Day” means any Day that is not a Saturday, Sunday, or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“By-Laws” means Company's By-Laws, as the same may be amended from time to time.

“Cash Tender Agreement” means The Taubman Centers, Inc. Cash Tender Agreement, dated November 30, 1992, by and among Company and certain holders of Partnership Interests, as the same may be amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the Preamble to this Agreement.

“Company's Authorized Representative” is defined in Section 7.11 hereof.

“Company's Indemnified Parties” means Company, its Affiliates and related entities, and the respective officers, directors, shareholders, partners, employees and agents of Company, its Affiliates and related entities.

“Continuing Offer” means the continuing offer of Company, dated November 30, 1992, to exchange Shares for Interests in TRG.
“Control(s)” (and its correlative terms “Controlled By” and “Under Common Control With”) means, with respect to any Person (other than an individual), possession by the applicable Person or Persons of the power, acting alone (or, solely among such applicable Person or Persons, acting together), to designate and direct or cause the designation and direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.

“Day” or “Days” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action begins or ends is not a Business Day, such period shall begin or end, as applicable, on the next Business Day.

“Equity Security” has the meaning ascribed to it in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder (and any successor laws, rules and regulations of similar import).

“Family Trust” means, with respect to an individual, a trust for the benefit of such individual or for the benefit of any member or members of such individual's Immediate Family or for the benefit of such individual and any member of members of such individual's Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one or more of the beneficiaries (but not the sole beneficiary) of the trust includes a Person or Persons, other than a member of such individual's Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution is to be made of something other than a Partnership Interest (as defined in the Partnership Agreement of TRG) and/or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual's Immediate Family, a responsible financial institution and/or an attorney that is a member of the Bar of any State in the United States and/or an individual or individuals approved by the Partnership Committee.

“Immediate Family” means, with respect to a Person, (i) such Person's spouse (former or then-current), (ii) such Person's parents and grandparents, and (iii) ascendants and descendants (natural or adoptive, of the whole or half blood) of such Person's parents or of the parents of such Person's spouse (former or then-current).

“Manager” is defined in the Preamble to this Agreement.

“Manager's Compensation” is defined in Section 5.1 hereof.

“Manager's Indemnified Parties” means Manager, its partners, Affiliates and related entities, and the respective officers, directors, shareholders, partners, employees and agents of Manager, its partners, Affiliates, and related entities.

“Master Services Agreement” means the Master Services Agreement of even date herewith between TRG and Manager, pursuant to which Manager has been engaged to provide certain management, leasing and other services to TRG.

“Organization and Offering Expenses” means all expenses incurred in connection with the formation of Company, the registration and qualification of Shares under Federal and state and foreign securities laws, the listing of such Shares on the New York Stock Exchange and the offering and sale of Shares, including selling commissions.

“Partnership Agreement of TRG” means The Amended and Restated Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated November 30, 1992, as the same may be amended, restated or supplemented from time to time.

“Partnership Committee” means the Partnership Committee and the Executive Committee established for TRG pursuant to the Partnership Agreement of TRG.

“Person” or “Persons” means an individual, a partnership (general or limited), corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

“Registration Rights Agreement” means The Taubman Centers, Inc. Registration Rights Agreement, dated November 30, 1992, by and among Company and certain Shareholders, as the same may be amended.

“Reimbursement Statement is defined in Section 5.2 hereof.

“REIT” is defined in Recital A. of this Agreement.

“REIT Requirements” is defined in Section 2.2(l) hereof.

“Shares” means the common stock of Company, par value $.01 per share.

“Shareholders” means the holders of record of the Shares.

“Third Parties” is defined in Section 3.1 hereof.

“TRG” is defined in Recital B. of this Agreement.
ARTICLE II
ENGAGEMENT, AUTHORITY AND OBLIGATIONS OF MANAGER

Section 2.1    Engagement of Manager.
Company hereby engages Manager, on a sole and exclusive basis (except as otherwise expressly provided in this Agreement), to provide the services described in this Article II. Manager hereby agrees to provide such services to or for the benefit of Company, as set forth in this Article II.

Section 2.2    General Duties.
Subject to the terms of the Articles, the supervision of the Board, the budgetary constraints described in Section 2.8 hereof, and the other limitations set forth in this Article II, Manager shall be responsible for (i) providing (or causing to be provided) general administrative, reporting, advisory, management, accounting, public relations, shareholder relations, and other services to Company, which relate to the ongoing operations and management of Company as a business entity and as a REIT, and (ii) performing such duties and responsibilities of Company as managing general partner of TRG and as otherwise required of Company pursuant to the Partnership Agreement of TRG, as are directed by the Board. In particular, but without limiting the generality of the foregoing, Manager, or any Third Parties engaged by Manager, shall, subject to the foregoing:

(a)Assist and advise the Board in connection with policy and investment decisions to be made by Company and/or the Board (Including the Company's investment in TRG if and to the extent specifically requested by the Board); and provide research, financial, economic and statistical data in connection with Company's investments;

(b)Administer the day-to-day operations of Company and perform or cause the performance of the various administrative functions reasonably necessary for the management of Company;

(c)Assist the Board with respect to, and execute pursuant to the Board's instructions and administer, all of the obligations of Company to the Shareholders (including the payment of dividends);

(d)Communicate on behalf of Company with the Shareholders and other Persons, and prepare and file all statements (including registration statements) and reports (including those statements and reports required pursuant to the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended), as required to satisfy the continuous reporting and other requirements of applicable laws and of any governmental bodies or agencies, with respect to the issuance of any Shares or other securities of Company, to maintain effective relations with the Shareholders and otherwise to provide investor services;

(e)Investigate, select, and conduct business with Third Parties, including Affiliates of Manager, and, on behalf of Company and with the Board's approval or under and in accordance with such guidelines as the Board shall from time to time choose to establish, engage Third Parties, including Affiliates of Manager;

(f)Act as attorney-in-fact or agent, as directed by the Board, or subject to such discretionary powers as the Board may from time to time delegate, or pursuant to policies established by the Board: in acquiring and disposing of and managing Company's interests in TRG and Company's other investments, in disbursing and collecting funds of Company, in paying the debts and fulfilling the obligations of Company, and in handling, prosecuting, and settling any claims of Company, provided that any fees and costs payable to independent persons incurred by Manager in connection with the foregoing shall be the responsibility of Company;

(g)Negotiate on behalf of Company with banks or other lenders for loans to be made to Company with the Board's approval, and negotiate on behalf of Company with investment banking firms and broker-dealers or negotiate private or public sales of the securities of Company subject to such guidelines as the Board shall from time to time choose to establish, or obtain, with the Board's approval, loans for Company, but in no event in such a way so that Manager shall be acting as broker-dealer- or underwriter;

(h)Invest or reinvest any money of Company, as directed by the Board or subject to such discretionary powers as the Board may from time to time delegate, and manage Company's investment portfolio (including, with the approval or at the direction of the Board, making loans to Affiliates of Company);

(i)At any time reasonably requested by the Board (but not more frequently than monthly), make reports of its performance of services to Company;

(j)Counsel Company in connection with policy decisions to be made by the Board;

(k)Furnish the Board with such reports and statements as may from time to time be reasonably requested by the Board; and at the direction of the Board, furnish the Shareholders (and other Persons, as directed by the Board) with such reports, estimates and projections (including tax and other estimates and projections, including those relating to the Shareholders) as may from time to time be reasonably requested by the Board;

(l)Advise and assist the Board in connection with the initial and continuing qualification of Company as a REIT under Sections 856 through 860 of the Code so long as such requirements exist and as such provisions may be amended from time to time, or corresponding provisions of succeeding law (the “REIT Requirements”); advise the Board with respect to any changes in the REIT Requirements, or in any amendments or modifications of laws applicable to REITs generally; monitor the sources of Company's gross income, and use its Best Efforts to identify any gross income attributable to “prohibited transactions” or other sources that would result in such income not being deemed to be “rents from real property” (as such terms are interpreted in the REIT Requirements); monitor the assets of Company, in order to insure that the same are consistent with the REIT Requirements; advise the Board in connection with the payment of dividends by Company to the Shareholders, and monitor whether Company's distribution of dividends satisfies the REIT Requirements; monitor the transfer of Shares, in order to insure that there are a sufficient number of Shareholders owning sufficient amounts of Shares in order to satisfy the REIT Requirements, collect such affidavits from the Shareholders as are required under the REIT Requirements, and enforce any applicable ownership restrictions on the transfer of Shares;

(m)Advise the Board and administer any programs regarding backup withholding of distributions from Company to any Shareholder(s), as may be required under applicable laws;

(n)Administer, and advise the Board with respect to the Continuing Offer, the Cash Tender Agreement and the Registration Rights Agreement, and evaluate and make recommendations to the Board as to Company's decisions with respect to the same (in each case presented, as contemplated under the Continuing Offer, or the Cash Tender Agreement or the Registration Rights Agreement);

(o)Administer and manage the registration of any Shares, as and to the extent contemplated in any documents of Company which relate to the same;

(p)As and when requested or directed by the Board (in general or specifically, and whether or not in writing) exercise Company's powers and perform Company's obligations, as managing general partner of TRG, pursuant to the Partnership Agreement of TRG, which shall include, without limitation, the right and obligation to perform (i) all accounting and administrative functions and obligations which Company is to perform, and (ii) such acts and undertakings as are necessary or desirable in furtherance of the objectives and purposes of TRG;

(q)If and to the extent specifically authorized by the Board (by appropriate Board resolution delineating the scope of authority delegated to Manager, or otherwise), execute such documents, instruments, agreements and other materials for and on behalf of Company as Company has the right and authority to execute; and serve as Company's agent and authorized representative in order to facilitate Company's execution of such documents, instruments, agreements and other materials;

(r)Provide the executive and administrative personnel, office space and services required in rendering the foregoing services to Company; and

(s)Perform such other services as may be required from time to time for management, administration and other activities relating to the assets of Company, as Manager and the Board shall agree upon from time to time.

Section 2.3    Bank Accounts.
Manager shall establish and maintain one or more bank accounts (collectively, “Bank Accounts”) in the name of Company and may collect and deposit into any such Bank Accounts, and disburse from any such

Bank Accounts, any money on behalf of Company, under such terms and conditions as the Board may approve. Such monies shall not be commingled with Manager's own funds. Monies shall not be withdrawn from any such Bank Accounts to the order or benefit of Manager, except as otherwise provided in this Agreement or as may otherwise be approved by the Board. Manager shall render appropriate statements with respect to such Bank Accounts to the Board and to the auditors of Company.

Section 2.4    Advice.
Manager shall consult with the Board and the officers of Company and shall furnish them with advice and recommendations with respect to the investments of, or investments to be considered by, Company, and shall furnish advice and recommendations with respect to other aspects of the business and affairs of Company. In order to facilitate the investment of the funds of. Company (other than its investment of funds in TRG required by any agreement to which Company is a party or pursuant to the authorization of the Board) and enable it to avail itself of investment opportunities as they arise. Under and in accordance with such limitations and guidelines as the Board shall from time to time choose to establish, Manager shall have the power and authority to make and dispose of such investments and to make and terminate commitments for such investments, on behalf of and in the name of Company, without further or express authority from the Board; provided, however, that the Board shall have the power to revoke, suspend, modify, or limit the aforementioned power and authority at any time or from time to time, but not retroactively.

Section 2.5    Investment Undertaking.
Manager shall use its Best Efforts to assure that the policies from time to time specified by the Board with regard to the protection of Company's investments are carried out. Any and all fees and costs incurred by Manager in performing such functions, whether payable to its Affiliates or independent Persons, shall be borne by Company.

Section 2.6    Records; Confidentiality.
Manager shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of Company, at any time or from time to time during normal business hours. Manager shall at all reasonable times have access to the books and records of Company. Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated Persons except with the prior consent of the Board.

Section 2.7    Board to Keep Manager Informed.
In order for Manager to fulfill its duties, the Board shall provide Manager with full information concerning Company, its capitalization and investment policies and the intentions of the Board with respect to future investments. Company shall furnish Manager with a copy of all audited financial statements, a signed copy of each report prepared by independent accountants, and such other Information with regard to its affairs as Manager may from time to time reasonably request.

Section 2.8    Annual Budget: Expenditures.
(1)Manager shall prepare and submit to the Board, prior to the beginning of each fiscal year of Company, for the Board's review and approval, an annual budget (the “Annual Budget”) for Company. The Annual Budget shall reflect a reasonable estimate of all revenues, expenses and expenditures which Company may reasonably expect to receive, incur and pay out for the subject fiscal year, projected financing activities, including borrowings and debt repayments, and a schedule of anticipated dividends (covering both the amount and the timing of such dividends) to be paid out to Shareholders for the subject fiscal year.
(2)Manager shall have the right and authority to expend and disburse funds of, and incur obligations on behalf of, Company (including, without limitation, to expend and disburse the proceeds from financing or other sources of funding obtained by Company), provided that such expenditures, disbursements and obligations are specifically contemplated under the then-current and approved Annual Budget or are otherwise approved by the Board. Manager shall have no right or obligation to render services under this Agreement which would involve the expenditure or disbursement of Company's funds, or which would involve the commitment of Company to expend funds, other than as specifically contemplated under the then-current and approved Annual Budget or as otherwise approved by the Board, even if such services would otherwise be required of Manager pursuant to this Agreement.

Section 2.9    Acquisition of Retail Shopping Centers.
In the situations in which Company is permitted pursuant to the Partnership Agreement of TRG to acquire interests in retail shopping centers, it is anticipated that the Board will request Manager to advise and assist Company in connection with the evaluation and acquisition of such interests. The scope and extent of Managers services to Company pursuant to this Section 2.9 (in the limited situations in which such services are to be provided to Company), and of Company's control and authority with respect to those services, shall be comparable to those which pertain to the Acquisition Services that are to be provided by Manager to TRG pursuant to the Master Services Agreement or as agreed upon by the Board and Manager.

Section 2.10    Grant and Delegation of Authority.
Subject to the provisions of this Agreement, Company hereby grants Manager the power and authority for Manager to carry out all of its duties and obligations under this Agreement, as the exclusive agent and representative of Company. Any person dealing with TRG and/or Company shall be entitled to rely upon any action taken by Manager, as the agent and representative of Company in accordance with this Agreement, and Company (and, as a result, TRG) shall be bound thereby. Any person dealing with TRG shall be entitled to rely upon any document or instrument executed and delivered by Manager, as the duly authorized agent and representative of Company in accordance with this Agreement, and Company (and, as a result, TRG) shall be bound thereby. Nothing herein shall authorize or grant to Manager the power or authority to act on behalf of Company in respect of the appointment, or removal, of any member of the Partnership Committee, Executive Committee or Compensation Committee of TRG, or to act on behalf of any such Committee member appointed by Company.
ARTICLE III
SPECIAL PROVISIONS REGARDING MANAGER'S SERVICES

Section 3.1    Engagement of Third Parties.

Under and in accordance with such guidelines as the Board may from time to time choose to establish, Manager shall have the right and authority to engage, on behalf of Company, and conduct business with, such consultants, accountants, correspondents, lenders, servicers, technical advisors, investment advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, and other third parties (collectively, “Third Parties”) as Manager may determine to be necessary or desirable in connection with the provision of the services contemplated under this Agreement. Under and in accordance with such guidelines as the Board may from time to time choose to establish, Manager shall negotiate and enter into, on behalf of Company, any agreements with such Third Parties as Manager shall deem to be appropriate. Each Third Party selected and engaged by Manager shall be deemed to be an independent contractor of Company, with the authority to act as agent of Company only if and to the limited extent provided in such Third Party's agreement with Company and/or Manager (as agent of Company). Any Third Party engaged by Manager pursuant to this Section 3.1 may also be an Affiliate of Manager, provided that the terms of engagement of any such Affiliate shall be approved by the Board. All agreements that Manager enters into with any Third Parties shall be deemed to be for the account of Company. Except as provided in Section 5.2(2) hereof, all fees, charges and other amounts that become due and payable under such agreements with Third Parties shall be paid, subject to all applicable defenses, directly by Company to such Third Parties, and Manager shall have no liability for paying any of the same.

Section 3.2    Restrictions on Certain Activities.
(1)    Notwithstanding anything contained in this Agreement to the contrary, Manager shall refrain from taking any action which would (i) adversely affect the status of Company as a REIT, (ii) subject Company to regulation under the Investment Company Act of 1940, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over Company or its securities, or (iv) otherwise not be permitted by the Articles or By-Laws or an agreement to which Company is a party, except (in any event) if such action shall be ordered by the Board, in which case Manager shall promptly notify the

Board of Manager's judgment of the potential Impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.
(2)    In performing its duties and obligations under this Agreement, the Manager shall abide by and comply with the provisions and policies set forth in the Articles and By-Laws and any agreements to which the Company is a party.
(3)Except for the services to be provided by Manager pursuant to the Master Services Agreement, and for the other services which Manager is permitted to provide (whether with or without TRG's prior approval) pursuant to the Master Services Agreement, Manager shall not provide advisory services of any kind to any Person, other than Company and TRG, for as long as this Agreement remains in effect. The foregoing restriction shall not apply with respect to services rendered by Manager pursuant to any Property Services Agreements (as defined in the Master Services Agreement) which have been or may hereafter be entered into by Manager, as contemplated in the Master Services Agreement.
(4)Notwithstanding anything contained in this Agreement to the contrary, wherever Company (as the managing general partner of TRG) has the right, power and authority to deal with Manager pursuant to or in connection with the Master Services Agreement (or any other contract or agreement that may be entered into between TRG and Manager or any Affiliate of Manager), then such right, power and authority shall not be delegated to Manager, and Manager shall have no power or authority to act on behalf of Company (as managing general partner of TRG) in connection therewith.
(5)Pursuant to the terms of the Partnership Agreement of TRG, the right, power and authority of Company (as managing general partner of TRG) to take, make or give, or fail to take, make or give, as applicable, any action, decision, determination, designation, delegation, direction, appointment, consent, approval, selection, and the like by or with respect to TRG is limited in certain respects by the requirement that the same by preceded by certain action of the Partnership Committee. Accordingly, Manager agrees that in connection with its performance of services pursuant to this Agreement which are to be rendered on behalf of Company, in its capacity as the managing general partner of TRG, Manager shall exercise its rights, powers and authorities delegated to it by Company hereunder pursuant to the action of the Partnership Committee, as applicable, and in compliance with the requirements and limitations set forth in the Partnership Agreement of TRG.
(6)Company acknowledges and agrees that Manager will be providing other services to TRG pursuant to the Master Services Agreement, and to others pursuant to Property Services Agreements (as defined in the Master Services Agreement) and other agreements which have been or may hereafter be entered into by Manager (as contemplated in the Master Services Agreement). Company further acknowledges that, in connection with the provision of the various services to Company (pursuant to this Agreement), TRG and others, there may be circumstances in which the interests of Company are contrary to those of others to whom Manager is also rendering services. In such event, Manager shall (i) promptly notify the Board with respect to the conflict of interests involved, arid (ii) use its Best Efforts to continue to provide services to Company in connection with the circumstances giving rise to the conflict, to the fullest extent practicable under all of the attendant circumstances. The Board shall always have the right, at its option, to direct Manager to cease performing any particular services for Company, in connection with any conflict of interest situation that may arise, in which event Manager shall furnish all such information and take all such actions as Company shall reasonably require in order to effectuate an orderly and systematic termination of such services. In no event shall Manager be liable to Company for any failure to provide any particular services, if and to the extent that such failure results from any facts or circumstances which create a conflict of interest between Company and any other parties for whom Manager is permitted to render services, pursuant to this Section 3.2 and the Master Services Agreement.

Section 3.3    Other Services.
Should the Board request Manager or any partner, agent or employee thereof to render services for Company other than as set forth in Article II hereof, such services shall be separately compensated and shall not be deemed to be services rendered pursuant to the terms of this Agreement.

Section 3.4    Company's Funds.
(1)    Manager shall maintain at its expense a fidelity bond in an amount not less than that from time to time reasonably requested by Owner (which amount shall, as of the date of this Agreement, be One Million Dollars ($1,000,000)) covering all of Manager's employees and officers handling Company's funds pursuant to this Agreement.
(2)    Manager shall be responsible for losses of funds collected by Manager on Company's behalf caused by the material breach, gross negligence or willful misconduct of Manager and Manager's Indemnified Parties.
ARTICLE IV
INSURANCE AND INDEMNIFICATION

Section 4.1    Insurance.
(1)    Manager shall secure, maintain, and pay for, from the appropriate Bank Accounts, all forms of insurance which are, in the Board's judgment and communicated to Manager, needed to adequately protect Company. Copies of all such insurance policies shall be furnished to Manager and Company.
(2)    Manager shall cooperate with Company with respect to any claim which may arise under any such insurance policies. The prosecution of any such claim shall be at the sole cost and expense of Company.
(3)    Manager shall notify Company as soon as possible after it receives notice of any material loss, damage or injury and shall take no action which might operate to bar Company from obtaining any protection afforded by any insurance policy or which might prejudice Company in its defense to a claim based on such loss, damage or injury.
(4)    Company shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within the limits prescribed by insurance policies.
(5)    Manager shall be responsible for obtaining, at its sole cost and expense, such insurance as it deems necessary to protect itself, and Company shall have no responsibility for obtaining or paying for any of the same.

Section 4.2    Manager's Responsibility.
(1)    Notwithstanding anything contained in this Agreement to the contrary, Manager shall not have any liability to Company, Company's Indemnified Parties or any other Person for the performance, non-performance, or negligent performance of any services provided or to be provided by any Third Parties.
(2)    Manager will have no liability for payment of any fees, charges or other sums that may become due and payable to any Third Parties, whether pursuant to any contracts or agreements between Manager (as agent of Company) and such Third Parties, or otherwise.
(3)    Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and Manager shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of Manager. Neither Manager nor Managers Indemnified Parties shall be liable to Company, the Shareholders, or Company's Indemnified Parties, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of duty.
(4)    For purposes of this Section 4.2, the term 'Third Party” shall include a Third Party that is an Affiliate of Manager provided that the terms of engagement of any such Affiliate shall have been approved by the Board.

Section 4.3    Indemnification.
(1)    Subject to the provisions of Section 4.2 hereof, Manager shall indemnify and hold harmless Company's Indemnified Parties from and against any and all claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or in connection with (i) Manager's default under the terms of this Agreement, or (ii) the bad faith, willful misconduct, gross negligence or reckless disregard of duty of Manager or Manager's Indemnified Parties.
(2)    Company shall indemnify and hold harmless Manager's Indemnified Parties from and against any and all claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or in connection with (1) Company's default under the terms of this Agreement, (ii) the grossly negligent acts or omissions of Company or Company's Indemnified Parties, or (ill) any acts or omissions of Managers indemnified Parties made in good faith in the performance of Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duty.
(3)    Each party shall promptly notify the other of any claim asserted against it for which it will seek indemnity. The Indemnifying party shall have the right to defend any such claim at its sole cost and expense.
(4)    The indemnities contained herein shall survive the termination or expiration of this Agreement.

ARTICLE V
COMPENSATION

Section 5.1    Compensation.
(1)    As Manager's compensation for providing all of the services contemplated under this Agreement, other than those services provided pursuant to Section 2.9 hereof, Company shall pay to Manager a fee (“Manager's Compensation”) for each fiscal year (or portion thereof) during which this Agreement is in effect, equal to $250,000.
(2)    Manager's Compensation for each fiscal year shall be paid by Company to Manager quarterly, in advance on the first day of each calendar quarter, in equal installments.
(3)    In the event that by agreement of the Board and Manager, Manager provides any services to Company pursuant to Section 2.9 hereof, then Manager's Compensation shall be adjusted in order to account for the provision of such services. The additional compensation to be paid by Company to Manager shall be comparable to that which TRG would have paid to Manager, if Manager had provided such services to TRG pursuant to the Master Services Agreement or as agreed upon by the Board and Manager.

Section 5.2    Reimbursements.
(1)    Company shall pay directly or reimburse Manager for the following expenses, in addition to paying Managers Compensation:

(i)	fees and expenses incurred in connection with the registration (and maintenance of such registration) of Shares or other securities with the Securities and Exchange Commission;

(ii)	fees and expenses in connection with the preparation and filing of all reports and statements as may be required of Company (or selling Shareholders or selling equity holders);

(iii)
interest and other costs and expenses for money borrowed or owed by Company, including, without limitation, discounts, points, all costs for and associated with credit enhancements or requirements, and further including all costs and expenses incurred in connection with the issuance of debt instruments (public or private);

(iv)	taxes and assessments on income, receipts or property of Company and taxes as an expense of doing business by Company;

(v)	fees, expenses and commissions with respect to the acquisition and disposition of assets of Company;

(vi)	costs associated with insurance required in connection with the business of Company or by the Board (including for the officers and directors of Company);

(vii)	fees and expenses of legal counsel for Company;

(viii)	fees and expenses of independent auditors and accountants for Company;

(ix)
all expenses in connection with payments to Board members and with meetings of the Board (including the Partnership Committee and other committees of TRG), committees of the Board, and Shareholders (or debt or other security holders);

(x)
expenses associated with listing the Shares (or other securities) on a stock exchange or NASDAQ if requested by the Board or with the issuance and distribution of any Shares (or other securities) at any time, such as selling commissions and fees, taxes, legal and accounting fees, printing, qualification in any State or foreign Country jurisdiction, listing and registration fees, and other Organization and Offering Expenses;

(xi)	expenses associated with a dividend;

(xii)	dividend distributions of Company;

(xiii)	expenses of organizing, reorganizing, recapitalizing or liquidating the Company, or revising, amending, or modifying the Articles or By-Laws;

(xiv)
expenses relating to public relations communications, and expenses of maintaining communications with Shareholders (or debt or other security holders), including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental agencies and as may otherwise be necessary or appropriate;

(xv)	costs and expenses of travel and entertainment incurred in connection with Managers performance hereunder;

(xvi)	expenses of Company related to its investments, and other fees related to making investments; and

(xvii)	all other costs and expenses not otherwise provided for herein which are approved by Company.
Expenses incurred by Manager on behalf of Company and payable pursuant to this Section 5.2 shall be reimbursed quarterly to Manager within ten (10) days after the delivery to Company of a Reimbursement Statement. Manager shall prepare a statement (a “Reimbursement Statement') documenting the expenses of Company during each quarter, and shall deliver such statement to Company within forty-five (45) days after the end of each quarter.
(2)    Except as otherwise provided herein, Manager shall pay the following expenses of performing its obligations under this Agreement:

(i)
employment expenses of Manager, including, but not limited to, salaries, wages, payroll taxes, costs of employee benefit plans, and temporary help expenses, except to the extent that such expenses are otherwise reimbursable pursuant to this Agreement or the Articles or By-Laws;

(ii)	audit fees and expenses of Manager;

(iii)	rent, telephone, utilities, and other office expenses of Manager;

(iv)	insurance of Manager; and

(v)	all other administrative expenses of Manager.

Section 5.3    Payment of Compensation.
Manager may withdraw funds from the appropriate Bank Accounts for its compensation, reimbursement and other amounts owed hereunder when such compensation, reimbursement and other amounts are due for payment.

ARTICLE VI
TERM, TERMINATION, AND DEFAULT

Section 6.1    Term.
This Agreement shall commence on the date of this Agreement and, except as otherwise provided herein, shall continue for an initial term of five (5) years. Thereafter, this Agreement shall be renewed for consecutive three (3) year terms, provided that Company and Manager mutually consent to each such renewal not less than one (1) year prior to the end of the then-current term.

Section 6.2    Default by Manager.
(1)If Manager defaults in any material respect in performing any of its obligations under this Agreement and such default is not cured within thirty (30) days after notice thereof is given by Company to Manager, then, subject to Section 6.2(2) hereof, Company shall have the right to terminate this Agreement by giving written notice to that effect to Manager.
(2)If such default is curable but is of such nature that it cannot reasonably be cured within such thirty (30) day period, then the cure period shall be extended for a reasonable period of time thereafter, so long as Manager promptly after receiving such notice commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof.

Section 6.3    Bankruptcy of Manager.
Company may terminate this Agreement by written notice to Manager if:

(a)An order for relief in bankruptcy is entered against Manager, or Manager is adjudicated insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable statute or law relative to bankruptcy, insolvency or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator of Manager, or of all or any substantial part of its property (the term “acquiesce”, as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law);

(b)A court of competent jurisdiction enters an order, judgment or decree approving a petition filed against Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future applicable statute or law relating to bankruptcy, insolvency or other relief for debtors, and a party shall acquiesce (as hereinabove defined) in the entry of such order, judgment or decree, or the same shall remain unvacated or unstayed for an aggregate of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of Manager or of all or any substantial part of its property shall be appointed without the consent of or with the acquiescence of Manager and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days; or

(c)Manager admits in writing its inability to pay its debts as they mature; or

(d)Manager gives notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or

(e)Manager makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.

Section 6.4    Default of Company.
(1)If Company defaults in any material respect in performing any of its obligations under this Agreement and such default is not cured within five (5) days in the case of a monetary default and within thirty (30) days in the case of a non-monetary default, after notice thereof is given by Manager to Company, then, subject to Section 6.4(2) hereof, Manager shall have the right to terminate this Agreement by giving written notice to that effect to Company.
(2)If such default is a non-monetary default and is curable but is of such nature that it cannot reasonably be cured within such thirty (30) day period, then the cure period shall be extended for a reasonable period of time thereafter, so long as Company promptly after receiving such notice commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof.

Section 6.5    Effect of Termination.
Upon any termination of this Agreement, Manager shalt forthwith (t) pay over to Company all money collected and held for the account of Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which Manager is then entitled, (ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board, (iii) deliver to Company such contracts, documents, papers and records pertaining to this Agreement as the Board may request, and (iv) furnish all such information and take all such actions as Company shall reasonably require in order to effectuate an orderly and systematic termination of Manager's duties and activities hereunder. In conjunction therewith, Company shall pay Manager all fees and other amounts that have accrued under this Agreement, but which are unpaid as of the termination of this Agreement (which are not effectively paid pursuant to clause (i) above and except to the extent that, in the event of a termination for default pursuant to the provisions hereof, Company determines to withhold any portion thereof which is disputed or subject to offset).
ARTICLE VII
MISCELLANEOUS
Section 7.1    Notice.
(1)Each notice, demand, request, request for approval, consent, approval, disapproval, designation or other communication (each of the foregoing being referred to herein as a “notice') required or desired to be given or made under this Agreement shall be in writing (except as otherwise provided in this Agreement), and shall be effective and deemed to have been received (i) when delivered in person, Oft when sent by facsimile transmission with receipt acknowledged, (Iii) three (3) days after having been mailed by certified or registered United States mall, postage prepaid, return receipt requested, or (iv) the next business day after having been sent by a nationally recognized overnight mail or courier service, receipt requested.
(2)Notices sent by mail or courier shall be addressed as follows:

(a)    If to Company, to:

Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention: Robert S. Taubman

With a copy to:

Jeffrey H. Miro, Esq.
Miro Miro & Weiner, P.C.
500 North Woodward Avenue
Suite 100
Bloomfield Hills, Michigan 48304-0908

(b)    If to Manager, to:

The Taubman Company Limited Partnership
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention: President

With copies to:

The Taubman Company Limited Partnership
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention:    Senior Vice President,
Legal Services

And:

Miro Miro & Weiner, P.C.
500 North Woodward Avenue
Suite 100
Bloomfield Hills, Michigan 48304-0908
Attention: Jeffrey H. Miro, Esq.

And with a copy of any notice of default hereunder to:

Taub Co Management, Inc.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
Attention: President
(3)Any party may from time to time designate a different address or additional addressees by notice similarly given, such different address or addressees being effective from and after the day of receipt of notice thereof by such other party.

Section 7.2    Severability.
Each provision of this Agreement is severable. If any term or provision shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from and not affect the validity of this Agreement.

Section 7.3    Reimbursement of Legal Fees.
In the event of any arbitration or other legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the losing party shall pay to the prevailing party in such action, or the nondismissing party where the dismissal occurs other than by reason of a settlement, the prevailing (or nondismissing) party's reasonable costs and expenses, including without limitation actual attorneys' fees and costs of defense paid or incurred in good faith at both the trial and appellate levels. The “prevailing party”, for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by settlement, dismissal or judgment. This Section 7.3 shall survive any termination of this Agreement.

Section 7.4    Waivers.
(1)No consent or waiver, express or implied, by either party of any breath or default by the other party in the performance of its obligations hereunder shall be valid unless in writing. No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligations of such party hereunder.
(2)Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
(3)The granting of any consent or approval in any one instance by or on behalf of Company or Manager shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

Section 7.5    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be entirely performed within such State.

Section 7.6    Modifications.
This Agreement may not be changed, amended or modified except by an agreement in writing executed by each of the parties hereto, or their respective successors and assigns.

Section 7.7    Termination of Prior Agreements.
This Agreement constitutes all of the understandings and agreements between the parties in connection with the subject matter hereof. By execution of this Agreement, the parties acknowledge and agree that this

Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof. Any such prior agreements are hereby automatically canceled and terminated and shall be of no further force or effect whatsoever.

Section 7.8    Assignment.
(1)This Agreement shall not be assigned by Manager nor shall control of Manager be assigned from A. Alfred Taubman to other than A. Alfred Taubman and/or his Affiliates without the prior approval of the Board. The assignee hereunder shall be bound in the same manner as Manager is bound hereunder.
(2)This Agreement shall not be assigned by Company without the prior approval of Manager.

Section 7.9    Successors.
(1)Subject to the provisions of Section 7.8 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not inure to the benefit of, or be enforceable by, any other Person.
(2)References to “Company” and to “Manager hereunder shall be deemed to be references to the parties hereto and, subject to Section 7.8, their respective successors and permitted assigns.

Section 7.10    No Joint Venture.
Nothing contained in this Agreement shall be construed as making Company and Manager partners or joint venturers; and nothing contained in this Agreement shall be construed as making either party liable for the debts or obligations of the other party, except only as expressly provided herein.

Section 7.11    Approval of Company.
(1)Where the approval of Company or the Board is required hereunder, Manager is authorized to act upon receipt of the approval of either the Board (pursuant to an appropriate resolution) or of Company's Authorized Representative, whether such approval is given generally (including, without limitation, through the approval of an Annual Budget) or specifically.
(2)The Board shall designate, and so notify Manager of its designation of, one or more individuals who (individually or together, as determined by the Board with notice thereof to Manager) shall have the full authority to act as and on behalf of Company and the Board with respect to one or more or all matters, as determined by the Board, under this Agreement (“Company's Authorized Representative”). The Board shall have the right to at any time and from time to time substitute individuals so designated as Company's Authorized Representative by prior written notice thereof to Manager. The Board shall in all events and at all times maintain a Company's Authorized Representative.

Section 7.12    Further Assurances.
Company and Manager shall, at their own expense, execute such other documents and perform such other acts as may be reasonably necessary or desirable to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
TAUBMAN CENTERS, INC.,
a Michigan corporation

By:    /s/ Alfred Taubman
A. Alfred Taubman

Its: Chairman

THE TAUBMAN COMPANY UMITED PARTNERSHIP, a Delaware limited partnership

By:    /s/ Robert S. Taubman
Robert S. Taubman

Its: Authorized Signatory